FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-07

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)

At: 09/26/16 10:50:16

CGCMT 2016-P5 -- New Issue Announcement (Public)

$802.754mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. & Barclays Capital Inc.

Co-Manager: Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	35.196	2.58	30.000%	42.1%	16.1%
A-2	Aaa(sf)/AAAsf/AAA(sf)	96.088	4.89	30.000%	42.1%	16.1%
A-3	Aaa(sf)/AAAsf/AAA(sf)	220.000	9.67	30.000%	42.1%	16.1%
A-4	Aaa(sf)/AAAsf/AAA(sf)	246.197	9.81	30.000%	42.1%	16.1%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	44.722	7.12	30.000%	42.1%	16.1%
A-S	Aa2(sf)/AAAsf/AAA(sf)	77.982	9.89	21.500%	47.2%	14.4%
B	NR/AA-sf/AA(sf)	41.284	9.94	17.000%	49.9%	13.6%
C	NR/A-sf/A(sf)	41.285	9.98	12.500%	52.6%	12.9%

Collateral Summary
Initial Pool Balance:	$917.433mm
Number of Mortgage Loans:	49
Number of Mortgaged Properties:	73
Average Cut-off Date Mortgage Loan Balance:	$18.723mm
Weighted Average Mortgage Interest Rate:	4.34181%
Weighted Average Remaining Term to Maturity/ARD (months):	112
Weighted Average Remaining Amortization Term (months):	358
Weighted Average Cut-off Date LTV Ratio:	60.1%
Weighted Average Maturity Date/ARD LTV Ratio:	53.5%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.11x
Weighted Average Debt Yield on Underwritten NOI:	11.3%
% of Mortgaged Properties with Single Tenants:	10.6%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	18.1%

Property Type:	45.4% Office, 18.2% Retail, 12.7% Hospitality, 9.7% Mixed Use, 5.9% Multifamily, 3.5% Other (Net Lease), 2.7% Industrial, 1.9% Self Storage

Top 5 States:	11.6% NJ, 11.1% OH, 9.7% NY, 8.6% MI, 7.9% IL

Anticipated Timing:

Global Investor Call:	Monday, September 26th
Anticipated Pricing:	Week of September 26th
Anticipated Closing:	October 18th, 2016

Investor Call Details
Date:	Monday, September 26th
Time:	2:00PM ET
US Toll Free:	719-325-2375
Passcode:	6630618

Roadshow Schedule: Tuesday, September 27th

Boston, MA - Breakfast Meeting

-Boston Harbor Hotel (John Foster Room)

-70 Rowes Wharf, Boston MA

-8:30AM ET

Hartford, CT – Lunch Meeting

-Trumbull Kitchen

-150 Trumbull Street, Hartford, CT

-12:30PM ET

Minneapolis, MN - Breakfast Meeting

-The Grand Hotel (Harriet/Cedar Lakes Room)

-615 Second Avenue South, Minneapolis, MN -8:00AM CT

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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